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                          MOONLIGHT INTERNATIONAL CORP.



                                                  contact:         Leon Golden
                                                                   Secretary
                                                                   718-646-4175


FOR IMMEDIATE RELEASE:


MOONLIGHT INTERNATIONAL CORP:  RECEIVES SIGNIFICANT LETTER OF INTENT

         New York, NY - January 16, 1997 - Moonlight International Corp. (Electronic Over-the-Counter Bulletin Board - LYTE) received a letter of intent from GMR Group AG, a major South African corporation and the exclusive agent for such companies as General Instruments, Mobile, Westinghouse, Singer, Asea-Brown Boveri.

         Werner Heim, President of LYTE, indicated that he was quite pleased with the fact that after ongoing discussions and negotiations and subsequent demonstrations of LYTE's mobile helium-filled lighting balloons and the subsequent conclusion of a marketing study, GMR Group AG has indicated its intent to become LYTE's exclusive agent for the region of South Africa and Zambia. Mr. Heim further indicated that given LYTE's cost advantage lighting program, its industrial and security applications appear extremely exciting.

         In addition, LYTE product demonstrations were conducted for senior governmental authorities in such areas as police national road safety, fire brigade, air force and other military operations.

         Mr. Heim said that since LYTE had been concentrating its marketing efforts on Western European nations its letter of intent with GMR Group AG may be considered to be a significant breakthrough and expansion upon LYTE's marketing efforts so as to include Africa.

         LYTE, operating through its wholly owned Swiss subsidiary, and in accordance with License Agreements (whereby it acquired exclusive field-of-use worldwide rights to utilize certain proprietary information, patent rights and technological know how) has developed and is currently commercializing a line of mobile helium-filled lighting balloons providing high luminosity, non-dazzling light with low energy consumption and designed to effectively lighten such nighttime outdoor activities as search and rescue operations, construction works, sporting events and festivities, as well as various kinds of nighttime police operations.